REPORT OF
INDEPENDEN
T AUDITORS


The Board of Directors and Trustees
Nuveen Exchange-Traded Funds

In planning and performing our audit of the financial statements of each of the Nuveen
Exchange-Traded Funds listed in Exhibit A attached hereto (the "Funds") for the year ended
September 30, 2001, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.


Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of September 30, 2001.


This report is intended solely for the
information and use of the Board of Directors and Trustees and management of the Nuveen
Exchange-Traded Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ ERNST & YOUNG LLP

Chicago, Illinois
November 15, 2001

Exhibit A


Nuveen New York Municipal Value Fund,
Inc.
Nuveen New York Performance Plus
Municipal Fund, Inc.
Nuveen New York Investment Quality
Municipal Fund, Inc.
Nuveen New York Select Quality Municipal
Fund, Inc.
Nuveen New York Quality Income
Municipal Fund, Inc.
Nuveen Insured New York Premium Income
 Municipal Fund, Inc.
Nuveen New York Dividend Advantage
Municipal Fund
Nuveen New York Dividend Advantage
Municipal Fund 2